MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K Amendment 1 of Recipe Kits, Inc., of our report dated December 29, 2008 on our audit of the financial statements of Recipe Kits, Inc. as of September 30, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2008, 2007 and inception on October 10, 2006 through September 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

April 8, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501